Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity Residential for the registration of 4,790,000 common shares of beneficial interest and to the incorporation by reference therein of our reports dated February 27, 2014 with respect to the consolidated financial statements and schedule of Equity Residential and the effectiveness of internal control over financial reporting of Equity Residential, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 30, 2014